Exhibit (a)(5)(vii)

August 9, 2016

Nichi-Iko Pharmaceutical Co., Ltd. Announces Expiration of HSR Waiting Period for Proposed

Acquisition of Sagent Pharmaceuticals, Inc.

Tokyo, Japan, August 9, 2016—Nichi-Iko Pharmaceutical Co., Ltd. (TSE: 4541) (“Nichi-Iko” or “Parent”) and Shepard Vision, Inc. (“Purchaser”) announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), with respect to its proposed acquisition of Sagent Pharmaceuticals, Inc. (“Sagent”; Nasdaq: SGNT) expired effective August 8, 2016, at 11:59 p.m. (Eastern Daylight Time).

As previously announced on July 11, 2016, Nichi-Iko, Purchaser and Sagent entered into a definitive merger agreement pursuant to which Purchaser has commenced a tender offer (the “Offer”) for all of the outstanding shares of Sagent common stock, $0.01 par value per share (the “Shares”), at $21.75 per share, net to the holder in cash, without interest, subject to any applicable withholding taxes, representing total consideration of approximately $735 million. The expiration of the HSR waiting period satisfies one of the conditions required to consummate the Offer. The closing of the Offer remains subject to other customary conditions.

The Offer and withdrawal rights will expire at one minute following 11:59 p.m., New York City time, on August 26, 2016, unless the Offer is extended in accordance with the terms of the Offer to Purchase, dated August 1, 2016.

Cautionary Statement Regarding Forward-Looking Statements:

To the extent that statements contained in this communication are not descriptions of historical facts, including those relating to the potential effects and benefits of the transaction on both Parent and Sagent, they are forward-looking statements, reflecting the current beliefs, certain assumptions and current expectations of managements and should be evaluated as such. These statements may be identified by words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “could,” “should,” “may,” “will,” “would,” “continue,” “forecast,” and other similar expressions. Forward-looking statements in this communication involve substantial risks and uncertainties that could cause actual results to differ significantly from those expressed or implied by the forward-looking statements, including but not limited to, the satisfaction of the conditions to the consummation of the proposed transaction, the timing of the completion of the proposed transaction and the potential impact of the consummation of the proposed transaction on Parent’s and Sagent’s important relationships, including with employees, suppliers and customers. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Sagent’s business in general, see Sagent’s Form 10-K for the year ended December 31, 2015, subsequent reports on Form 10-Q and 8-K, and other filings by Sagent with the U.S. Securities and Exchange Commission (“SEC”). Further, forward-looking statements speak only as of the date they are made, and neither Parent nor Sagent undertakes any obligation to update or revise any forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law. All written and oral forward-looking statements attributable to Parent or Sagent or persons acting on their behalf are qualified in their entirety by these cautionary statements.

Important Information:

This communication is for informational purposes only, and it does not constitute an offer to purchase or a solicitation of an offer to sell Shares or any other securities. The Offer is being made pursuant to a Tender Offer Statement on Schedule TO filed by Purchaser and Parent with the SEC on August 1, 2016. Sagent filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer on August 1, 2016. SAGENT STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. Both the Tender Offer Statement on Schedule TO (which includes the Offer to Purchaser, the related letter of transmittal and other tender offer documents) and the Solicitation/Recommendation Statement on Schedule 14D-9 were mailed to holders of Shares at no expense to them. Investors and Sagent stockholders may also obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties at the SEC’s web site at www.sec.gov, by contacting Okapi Partners LLC, the information agent for the Offer at the address and telephone number set forth below or by contacting Michael Ward, Sagent’s Chief Legal Officer and Corporate Secretary either by telephone at (847) 908-1600 or by e-mail at legal@sagentpharma.com.

The Information Agent for the Offer is:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Banks and Brokers, Call: (212) 297-0720

All Others, Call Toll-Free: (877) 566-1922

Email: info@okapipartners.com

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